Exhibit 99.1

Towers Watson Energy Services Executive Survey participants:

AEI Services	Exelon	Salt River Project

AES	FirstEnergy	SCANA

Allete	GenOn Energy	Sempra Energy

Alliant Energy	Iberdrola Renewables	Southern Company Services

Ameren	Idaho Power	Southern Union Company

American Electric Power	Integrys Energy Group	South Jersey Gas

ATC Management	IPR – GDF SUEZ North America	Spectra Energy

Atmos Energy	Kinder Morgan	STP Nuclear Operating

Avista	LG&E and KU Energy	Targa Resources

Babcock Power	Lower Colorado River Authority	TECO Energy

Babcock & Wilcox	MDU Resources	Tennessee Valley Authority

BG US Services	MGE Energy	TransCanada

Black Hills Power and Light	MidAmerican Energy	UGI

Capital Power Corporation	New York Power Authority	UIL Holdings

CenterPoint Energy	Nextera Energy	UniSource Energy

CH Energy Group	Northeast Utilities	Untill

Cheniere Energy	Northwestern Energy	URENCO USA

CMS Energy	NRG Energy	Vectren

Colorado Springs Utilities	NSTAR	Westar Energy

Consolidated Edison	NVEnergy	Williams Companies

Crosstex Energy	NW Natural	Wisconsin Energy

Dominion Resources	OGE Energy	Wolf Creek Nuclear

DTE Energy	Oglethorpe Power	Xcel Energy

Duke Energy	Ohio Valley Electric

Dynegy	Omaha Public Power

Edison International	Pacific Gas & Electric

ElectriCities of North Carolina	Pepco Holdings

El Paso Corporation	Pinnacle West Capital

El Paso Electric	PNM Resources

Enbridge Energy	Portland General Electric

Energen	PPL

Energy Future Holdings	Primary Energy Recycling

Energy Northwest	Progress Energy

Entergy	Proliance Holdings

Enterprise Products Partners	Public Service Enterprise Group

EQT Corporation	Pugent Energy